Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. REPORTS RECORD EARNINGS;

INCREASES DIVIDEND BY 17% T0 $3.50 ANNUALLY

HOUSTON, Jan. 18, 2006 – Kinder Morgan, Inc. (NYSE: KMI) today reported record annual earnings in 2005 and its board of directors declared a 17 percent increase in its quarterly dividend to $0.875 ($3.50 annualized) from $0.75 per common share ($3.00 annualized). KMI’s dividend has been increased seven times since July 2002 and is now more than 17 times greater than it was at that time.

Diluted earnings per share from continuing operations in 2005 before certain items were $4.45, up 17 percent from comparable earnings per share of $3.81 in 2004. Diluted earnings per share from continuing operations before certain items for the fourth quarter were $1.29, up 25 percent from comparable earnings per share of $1.03 for the fourth quarter of 2004. As noted in the table below, total results for 2005 were affected by certain items, including: hedge ineffectiveness (which has been separated from Natural Gas Pipeline Company of America’s (NGPL) results as was detailed in the third quarter earnings release), gains from the sale of Kinder Morgan Management (NYSE: KMR) shares, the impact of certain items at Kinder Morgan Energy Partners (NYSE: KMP) on KMI, a reduction in the carrying value of the company’s interest in a power plant in Colorado, a contribution to the Kinder Morgan Foundation, and the net impact of two items related to the financing of the Terasen acquisition.

Income from continuing operations, including the impact of certain items, was $552.2 million for 2005, or $4.43 per diluted share, compared to $528.5 million, or $4.23 per diluted share for 2004. For the fourth quarter, income from continuing operations was $176.3 million, or $1.39 per diluted share, compared to $185.1 million, or $1.48 per diluted share, for the same period in 2004.

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KMI – 4Q Earnings	Page 2

	4Q ‘05	4Q ‘04	2005	2004
Diluted EPS From Cont. Ops. Before Certain Items	$1.29	$1.03	$4.45	$3.81
Impairment of Power Investments, Net	(0.03)	(0.07)	(0.03)	(0.07)
Hedge ineffectiveness	0.11		(0.01)
KMR sales	0.18		0.25
Foundation contribution	(0.07)		(0.07)
KMP certain items impact on KMI	(0.10)		(0.14)
Financing charges	0.01		0.01
Income Tax Adjustments		0.55		0.52
Loss on Early Extinguishment of Debt		(0.02)		(0.02)
Other		(0.01)	(0.03)	(0.01)
Diluted EPS From Continuing Operations	$1.39	$1.48	$4.43	$4.23

Chairman and CEO Richard D. Kinder said its ownership of the general partner of KMP, a strong performance by NGPL and one month of contributions from the completed Terasen acquisition combined to produce outstanding financial results for 2005. “We exceeded our published annual budget for recurring earnings per share of $4.22 and, excluding Terasen, generated approximately $687 million in cash flow, ahead of our full-year forecast of approximately $620 million.” (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)

The $5.9 billion Terasen acquisition closed Nov. 30, 2005, and contributed earnings from continuing operations of approximately $0.14 per diluted share for the fourth quarter. The impact of Terasen on continuing operations includes earnings from Terasen Gas, which is the largest regulated natural gas distribution company in British Columbia, and Kinder Morgan Canada (formerly Terasen Pipelines), but excludes Terasen Water and Utility Services, the results of which are reflected in discontinued operations and which is the subject of a sale agreement announced Jan. 17. “Our acquisition model is right on target and the integration of Terasen into Kinder Morgan is going very well,” Kinder said. “We believe that Kinder Morgan Canada will provide us with even more growth opportunities than we initially thought, as our expectation of a growing need for both pipelines and other energy infrastructure to support the oilsands production in Alberta is being confirmed.”

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In addition to the Terasen acquisition in 2005, the Kinder Morgan companies invested more than $700 million in expansion projects, and at KMP made 10 acquisitions totaling approximately $470 million (includes expansion upgrades and assumed liabilities), most of which were in the Terminals segment. “We also completed a successful open season on the Rockies Express Pipeline and made significant progress toward bringing this project to fruition, and we entered into contracts with major shippers for all of the capacity on the Kinder Morgan Louisiana Line, which is expected to begin service in early 2009,” Kinder said. Rockies Express will move natural gas eastward out of the Rockies and is expected to become the largest pipeline built in the United States in over 20 years. The Kinder Morgan Louisiana Line will move gas from liquefied natural gas (LNG) terminals along the Gulf Coast into the country’s pipeline network.

KMI intends to continue to return cash to its shareholders in an economic and tax-efficient manner by evaluating the dividend on at least an annual basis, repurchasing stock when appropriate and maintaining a strong balance sheet. KMI repurchased approximately $314 million in KMI shares in 2005. Since inception of its stock repurchase program in August 2001, KMI has used cash to repurchase approximately $875 million of its own shares. Excluding the Terasen acquisition, KMI would have reduced net debt by approximately $100 million during 2005. Its debt-to-capital ratio rose to approximately 56 percent at year-end following the Terasen deal.

The quarterly dividend of $0.875 per common share ($3.50 annualized) will be payable on Feb. 14, 2006, to shareholders of record as of Jan. 31, 2006. This compares to a dividend of $0.70 per common share ($2.80 annualized) declared in January 2005.

Overview of Business Segments

KMI’s investments in KMP contributed $567.5 million of pre-tax earnings (before certain items) to KMI in 2005, up 19 percent from $477 million in 2004. For the fourth quarter, KMI’s investments in KMP contributed $148 million compared to $129.8 million in the same period last year. KMI will receive $593.5 million in total distributions from its investment in

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KMI – 4Q Earnings	Page 4

KMP for 2005, compared to $501.8 million in 2004, and will receive $153.9 million for the fourth quarter compared to $135.7 million for the fourth quarter a year ago.

“KMP had another strong year in 2005 and its cash flow continued to increase due to both internal growth and contributions from acquisitions,” Kinder said. As KMP’s distributions grow, KMI’s general partner share of those distributions grows as well, up to 50 percent of incremental distributions.

NGPL reported 2005 segment earnings of $436.9 million, an 11 percent increase from $392.8 million in 2004, exceeding its published annual budget of 5 percent growth. For the fourth quarter, NGPL segment earnings increased by 12 percent to $110 million, compared to $97.9 million for the same period the previous year. These segment earnings exclude the timing impact from accounting for hedge ineffectiveness, which resulted in a loss in the third quarter that was offset in the fourth quarter.

“NGPL had a terrific year, successfully re-contracting and entering into new firm transportation and storage capacity agreements, increasing transportation margins and expanding infrastructure,” Kinder said. In 2005, NGPL entered into long-term firm transportation and storage contracts with such companies as MidAmerican, Peoples, ONEOK, Nicor, NIPSCO and BP. Firm, long-haul transportation capacity on NGPL is sold out through February 2007 (except for a portion of summer only capacity available on the Gulf Coast Line) and storage is fully contracted until April 2007. “At this time last year, 51 percent of the long-haul capacity NGPL had under contract was scheduled to expire in 2006. However, through successful re-contracting efforts, only 2.5 percent of that capacity remains to be contracted this year,” Kinder said. He noted NGPL also benefited from facility expansions increasing storage and cross-haul service on its system.

Throughput volumes were up 11 percent in the fourth quarter primarily due to strong demand on the Gulf Coast and Louisiana pipelines and continued high utilization on the Amarillo and the cross-haul pipelines. The level of throughput has only a modest impact on earnings, however, because the vast majority of NGPL’s transportation and storage revenues come from contractually-secured demand charges that customers pay regardless of the amount of natural gas they ship through the pipeline.

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KMI – 4Q Earnings	Page 5

Retail reported 2005 segment earnings of $58.2 million, down 16 percent from $69.3 million in 2004. For the fourth quarter, segment earnings were $21.3 million versus $25.8 million for the comparable period in 2004. Factors in the segment earnings decline included lower residential and commercial volumes in Wyoming and Nebraska due to a combination of conservation efforts and warmer than normal temperatures. In addition, agricultural loads, primarily in Nebraska, were impacted by both warm weather and customers switching from higher priced gas to alternative energy sources. In Colorado, growth continued in both 2005 and the fourth quarter, as the company added meters and load growth primarily on the Western Slope where several expansion projects continue. More than 3,700 new meters were connected in Colorado during 2005.

Power generated 2005 segment earnings of $19.7 million, up significantly from $15.3 million in 2004 and ahead of its published annual budget. Segment earnings for the fourth quarter were $6.3 million, compared to $3.5 million in the same period a year ago. Power benefited from a strong performance at the Ft. Lupton, Colo. power plant and from providing operating and maintenance management services at a new 103-megawatt combined-cycle natural gas-fired power plant in Snyder, Texas, which began generating electricity for KMP’s SACROC operations late in the second quarter.

Outlook

KMI currently expects 2006 recurring earnings of $5.00 per share and cash flow of approximately $760 million. “It is important to note that although we are optimistic about our chances for making accretive acquisitions in 2006, we have not included any benefits from unidentified acquisitions in these expectations, which are based solely on assets currently owned by the company,” Kinder explained.

Kinder Morgan will detail its 2006 financial plan at its annual investor conference in Houston on Tuesday, Jan. 24, which will be webcast live. As in previous years, both KMI and KMP will post their budgets on www.kindermorgan.com to enable investors to follow the

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KMI – 4Q Earnings	Page 6

company’s progress throughout the year. “We remain committed to transparency, and we will continue to review and explain any variances to the budgets during our quarterly earnings calls,” Kinder said.

Other News

•

As announced yesterday, KMI has entered into a definitive agreement to sell Terasen Water and Utility Services and its affiliated businesses for C$125 million to a consortium including CAI Capital Management Co. and the existing management team of Terasen Water and Utility Services. The transaction is expected to close by the end of April 2006.

•

Kinder Morgan Canada is making progress in its efforts to add pipeline capacity to move oilsands production within and out of Alberta. It is close to finalizing terms of an agreement with shippers on its Trans Mountain Pipeline that will provide for a pump station expansion (to be completed in 2007) and a looping expansion (to be completed in 2009) that will increase capacity of the pipeline from 225,000 barrels per day to 300,000 barrels per day. The capital investment for these two expansions totals approximately C$600 million.

•

NGPL executed long-term contracts in December with shippers to fully support an additional expansion of a portion of its Amarillo cross-haul line. The $16 million project will add 139,000 dekatherms per day of capacity to provide producers in the growing Barnett Shale supply basin with greater access to attractive markets via the NGPL system. The expansion is expected to be completed in the fourth quarter of 2006.

•

KMI sold 5.67 million KMR shares in 2005, generating $255 million in proceeds. Approximately 50 percent of the proceeds were used to reduce debt, with the other 50 percent used to repurchase KMI shares (a portion of which will be completed in 2006). As previously discussed, KMI sold these shares in order to utilize carryover tax losses that were scheduled to expire during 2005. This completes the KMR sales that KMI expected to make.

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America with approximately 40,000 miles of natural gas and products pipelines, 1.1 million natural gas distribution customers and 150 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., one of the largest publicly traded pipeline limited partnerships in the United States. Combined, the two companies have an enterprise value of over $35 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

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Please join KMI at 4:30 p.m. Eastern Time on Wednesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s 2005 and fourth quarter earnings.

In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income from continuing operations before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

We believe the most directly comparable cash flow measure computed under GAAP is “cash flows provided by continuing operations.” This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of assets other than KMR shares, (viii) payment to terminate an interest rate swap, (ix) pension contributions in excess of expense, (x) hedge ineffectiveness, (xi) changes in rate stabilization accounts, and (xii) other, net. We have attached a reconciliation of cash flow to preliminary cash provided by continuing operations for actual results. Cash flow should be considered in conjunction with cash provided by continuing operations, as defined by GAAP.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Operating Revenues:
Transportation and Storage	$249,564	$189,082	$821,127	$731,289
Natural Gas Sales	379,636	104,673	657,670	336,550
Other	33,892	32,083	106,975	97,094
Total Operating Revenues	663,092	325,838	1,585,772	1,164,933

Operating Costs and Expenses:
Purchases and Other Costs of Sales	337,786	108,062	662,962	349,564
Operations and Maintenance	61,670	41,578	192,641	158,356
General and Administrative	30,093	17,340	82,274	77,841
Depreciation and Amortization	41,757	29,605	131,640	118,742
Taxes, Other Than Income Taxes	11,998	5,190	37,490	28,975
Impairment of Power Investments	6,492	33,527	6,492	33,527
Total Operating Costs and Expenses	489,796	235,302	1,113,499	767,005

Operating Income	173,296	90,536	472,273	397,928

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	125,000	152,530	605,399	558,078
Equity in Earnings of Other Equity Investments	5,983	1,685	16,242	10,152
Interest Expense, Net	(63,843)	(34,434)	(177,913)	(133,219)
Interest Expense - Deferrable Interest Debentures	(5,478)	(5,478)	(21,912)	(21,912)
Minority Interests	4,565	(10,909)	(50,457)	(56,420)
Other, Net	39,641	(2,663)	69,411	614
Total Other Income and (Expenses)	105,868	100,731	440,770	357,293

Income From Continuing Operations Before Income Taxes	279,164	191,267	913,043	755,221
Income Taxes	102,822	6,125	360,873	226,717
Income From Continuing Operations	176,342	185,142	552,170	528,504
Gain (Loss) From Discontinued Operations, Net of Tax	3,838	(6,424)	2,449	(6,424)
Net Income	$180,180	$178,718	$554,619	$522,080

Basic Earnings (Loss) Per Common Share:
Income From Continuing Operations	$1.40	$1.49	$4.47	$4.27
Gain (Loss) From Discontinued Operations	0.03	(0.05)	0.02	(0.05)
Total Basic Earnings Per Common Share	$1.43	$1.44	$4.49	$4.22

Number of Shares Used in Computing Basic Earnings Per Common Share	126,128	123,844	123,465	123,778

Diluted Earnings (Loss) Per Common Share:
Income From Continuing Operations	$1.39	$1.48	$4.43	$4.23
Gain (Loss) From Discontinued Operations	0.03	(0.05)	0.02	(0.05)
Total Diluted Earnings Per Common Share	$1.42	$1.43	$4.45	$4.18

Number of Shares Used in Computing Diluted Earnings Per Common Share	127,249	125,021	124,642	124,938

Dividends Per Common Share	$0.7500	$0.5625	$2.9000	$2.2500

KINDER MORGAN, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Equity in Earnings of Kinder Morgan Energy Partners Before Certain Items	$175,100	$152,530	$668,706	$558,078
Segment Earnings (Loss): [1]
NGPL	110,018	97,858	436,866	392,806
Retail	21,297	25,773	58,240	69,264
Terasen Gas	45,187	-	45,187	-
Kinder Morgan Canada	12,549	-	12,549	-
TransColorado [2]	-	2,116	-	20,255
Power	6,277	3,511	19,693	15,255
	370,428	281,788	1,241,241	1,055,658
General and Administrative Expenses	(30,093)	(17,340)	(82,274)	(77,841)
Interest Expense, Net	(63,843)	(34,434)	(177,913)	(133,219)
Interest Expense, Deferrable Interest Debentures	(5,478)	(5,478)	(21,912)	(21,912)
Other	(16,068)	(12,764)	(55,355)	(46,960)

Income From Continuing Operations Before Income Taxes and Certain Items	254,946	211,772	903,787	775,726
Income Taxes, Excluding Certain Items	91,204	82,946	349,199	299,945

Income From Continuing Operations Before Certain Items	163,742	128,826	554,588	475,781
Certain Items, Net of Tax	12,600	56,316	(2,418)	52,723
Income From Continuing Operations	$176,342	$185,142	$552,170	$528,504

Diluted Earnings Per Share From Continuing Operations Before Certain Items	$1.29	$1.03	$4.45	$3.81
Certain Items	0.10	0.45	(0.02)	0.42
Diluted Earnings Per Share From Continuing Operations	$1.39	$1.48	$4.43	$4.23

Earnings Attributable to Investments in KMP Before Certain Items

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
General Partner Interest, Including
Minority Interest in the OLPs	$129,578	$109,573	$489,401	$403,535
Limited Partner Units (KMP)	11,586	11,381	46,278	41,061
Limited Partner i-units (KMR)	33,936	31,576	133,027	113,482
	175,100	152,530	668,706	558,078
Pre-tax Minority Interest in KMR [3]	(27,081)	(22,683)	(101,255)	(81,082)
Pre-tax KMI Earnings from Investments in KMP Before Certain Items	$148,019	$129,847	$567,451	$476,996

KINDER MORGAN, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Additional Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	19.7	19.3	19.7	18.5
KMP Earnings per Unit Before Certain Items	$0.59	$0.59	$2.37	$2.22
Average KMR Shares Owned by KMI	11.7	15.1	13.4	14.6
Average Total KMR Shares Outstanding	57.5	53.2	56.1	51.2

Volume Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Systems Throughput (Trillion Btus):
NGPL [4]	462.7	415.9	1,664.8	1,539.6
Retail [5]	15.8	17.0	41.5	44.1

Btus = British thermal units

______________

[1]	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
[2]	Our investment in TransColorado Gas Transmission Company was contributed to Kinder Morgan Energy Partners, effective November 1, 2004.
[3]

Minority interest, net of tax, as reported in supplemental information was $17,245 and $13,537 for the three months ended December 31, 2005 and 2004, respectively, and $64,480 and $50,271 for the twelve months ended December 31, 2005 and 2004, respectively.

[4]	Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.
[5]	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES

PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)

(DOLLARS IN MILLIONS)

	December 31,	December 31,
	2005	2004
Assets:
Cash and Cash Equivalents	$116	$177
Other Current Assets	1,114	293
Other Assets	16,146	9,647
Total Assets	$17,376	$10,117

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$958	$505
Other Current Liabilities	1,012	334
Other Liabilities and Deferred Credits	3,507	2,678
Long-term Debt:
Outstanding Notes and Debentures	6,280	2,258
Deferrable Interest Debentures	391	284
Value of Interest Rate Swaps	52	88
	6,723	2,630
Minority Interests in Equity of Subsidiaries	1,250	1,105
Stockholders' Equity:
Accumulated Other Comprehensive Loss	(128)	(55)
Other Stockholders' Equity	4,054	2,920
Total Stockholders' Equity	3,926	2,865
Total Liabilities and Stockholders' Equity	$17,376	$10,117

Total Debt [1]	$7,122	$2,586
Total Capital [2]	$12,817	$6,895
Ratio of Total Debt to Total Capital	55.6%	37.5%

______________

[1]	Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
[2]	Total debt plus deferrable interest debentures plus minority interests in equity of subsidiaries plus stockholders' equity less accumulated other comprehensive loss.

KINDER MORGAN, INC. AND SUBSIDIARIES

RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)

(DOLLARS IN MILLIONS)

	Twelve Months Ended December 31,
	2005	2004
Simplified Calculation of Cash Flow Per Press Release
Income From Continuing Operations Before Income Taxes and Certain Items	$903.8	$775.7
Add: Depreciation and Amortization	131.6	118.7
Less: Sustaining Capital Expenditures	(121.3)	(82.2)
Less: Cash Paid for Income Taxes	(200.5)	(144.1)
Simplified Calculation of Cash Flow Per Press Release [1]	$713.6	$668.1

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$713.6	$668.1
Add Back: Sustaining Capital Expenditures	121.3	82.2
Subtotal	834.9	750.3
Other Adjustments [2]	(236.5)	(100.8)
Net Cash Flows Provided by Continuing Operations [3]	$598.4	$649.5

______________

[1]	Simplified Cash Flow Per Press Release for 2005, exclusive of the impact of Terasen, is approximately $687
[2]

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, changes in gas in underground storage, changes in other working capital items, net gains or losses on sales of assets other than KMR shares, pension contributions in excess of expense, payment to terminate interest rate swap, hedge ineffectiveness, changes in rate stabilization accounts and other, net.

[3]	Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.